Exhibit 99.1

FOR IMMEDIATE RELEASE

O-I REPORTS SECOND QUARTER 2011 RESULTS

Steps taken to improve disappointing operating performance

PERRYSBURG, Ohio (July 27, 2011) — Owens-Illinois, Inc. (NYSE: OI) today reported financial results for the second quarter ending June 30, 2011.

Summary

•      Earnings: O-I reported second quarter 2011 earnings from continuing operations attributable to the Company of $0.42 per share (diluted), compared to $0.79 per share (diluted) in the prior year. Adjusted net earnings (non-GAAP) were $0.59 per share, compared to $0.84 per share in the second quarter of 2010, and were in line with O-I’s updated business outlook provided on June 15, 2011.

•      Sales and Volume: Net revenue increased from the prior year as recent acquisitions and improving market conditions drove a more than 6 percent increase in tonnes shipped. Volumes improved across all key end-use categories. Sales also benefited from favorable foreign currency translation.

•      Operating Performance: Second quarter segment operating profit was $225 million, compared to $271 million in the prior year. The benefit of higher sales and shipment levels was more than offset by significant cost inflation and higher manufacturing costs, notably production and supply chain issues in North America. Furthermore, challenging market conditions in Australia and New Zealand required lower production levels. Remediation efforts are underway to address the challenges in both regions.

•      Free Cash Flow: O-I generated $97 million of free cash flow in the second quarter of 2011. O-I is adjusting down its previous 2011 free cash flow target of $300 million given potential restructuring costs in Australia, the need to rebuild inventory levels in North America to avoid future supply chain issues, and capital investments to expand capacity in South America. O-I now expects full year 2011 free cash flow of between $200 and $250 million.

•      Business Outlook: O-I expects third quarter 2011 adjusted earnings per share will improve from second quarter results, but will likely lag prior year third quarter adjusted earnings.

Second quarter net sales were $1.959 billion in 2011, up from $1.670 billion in the prior year quarter, primarily due to higher sales volume and favorable foreign currency translation effects.

Net earnings from continuing operations attributable to the Company in the second quarter of 2011 were $71 million, or $0.42 per share (diluted), compared with net earnings from continuing operations in the prior year of $132 million, or $0.79 per share (diluted). Exclusive of the items not representative of ongoing operations listed in Note 1, second quarter 2011 adjusted net earnings were $98 million, or $0.59 per share (diluted), compared with adjusted net earnings in the prior year second quarter of $140 million, or $0.84 per share (diluted).

Commenting on the Company’s second quarter, Chairman and Chief Executive Officer Al Stroucken said, “Despite higher sales across all end-use categories, our operating performance this quarter was clearly unacceptable. During the past three years, we have realigned our manufacturing footprint to improve production efficiency, and we have realized significant fixed cost savings as a result of these actions. However, we didn’t achieve our typical high standards for manufacturing excellence in North America during the second quarter. In addition, we faced challenging market demand in Australia and New Zealand, which contributed to lower production levels in Asia Pacific. We are responding with urgency and taking the necessary actions to address these issues, meet customer needs and maximize O-I’s long-term earnings power.”

Operational Highlights

O-I reported second quarter 2011 segment operating profit of $225 million, down from $271 million in 2010. Significantly higher manufacturing expense more than offset the benefit from higher shipment levels and favorable foreign currency translation. The year-over-year change in segment operating profit is summarized as follows:

	Segment Operating Profit
	($millions)

Second Quarter 2010	$271

Currency translation	13	Cost inflation	$(60)
Sales volume	26	North American production issues	(26)
Price and product mix	(3)	Australia/New Zealand lower production	(10)
Manufacturing and delivery costs	(78)	North American footprint benefits	10
Operating expenses and other	(4)	Other benefits	8
Net Change	(46)		$(78)

Second Quarter 2011	$225

Segment operating profit benefited $13 million from favorable foreign currency translation. Higher sales volume increased operating profit by $26 million, despite a $7 million impact from lower shipments in Australia and New Zealand. Global shipments (in tonnes) improved more than 6 percent from the prior year. Acquisitions completed in 2010 represented 5 percent of this volume growth and reflect new and expanding relationships with customers in emerging markets. The remaining increase was due to organic growth as favorable demand in Europe and South America more than offset lower volume in Australia and New Zealand. Future capacity expansion will be required in South America to support robust organic growth.

While average selling prices improved slightly from the prior year, this benefit was more than offset by a change in product mix. The net effect of price and product mix negatively impacted operating profit by $3 million.

Manufacturing costs increased $78 million from the prior year, driven mostly by $60 million of additional cost inflation. While earnings benefited $10 million from footprint restructuring conducted in North America during the prior year, production and supply chain issues in the region resulted in $26 million of unanticipated manufacturing and delivery costs. Weaker sales volumes in Australia and New Zealand required lower production levels, which impacted O-I’s Asia Pacific region segment profits by $10 million.

Higher Future Selling Prices to Help Offset Current Cost Inflation Pressures

O-I has incurred significant cost inflation in 2011 related to higher raw material, labor and energy prices.  Up to $180 million of higher costs were anticipated heading into the current year. But, as previously communicated, the rapid rise in European energy prices this year has added between $20 and $40 million of additional cost pressure. As a result, O-I’s full year cost inflation estimate remains between $200 and $220 million.

The Company has initiated an energy surcharge in Europe to help offset the impact of higher energy prices in that region. Surcharge negotiations are essentially complete and O-I anticipates $15 to $20 million of benefit in the second half of 2011. The Company expects to pass along the remaining impact of 2011 global cost inflation through higher selling prices in 2012.

Actions to Rectify North American Production and Supply Chain Issues

Significant manufacturing and supply chain issues in North America led to higher than expected manufacturing costs. O-I entered the seasonally strong second quarter with overall tight inventory levels in the region, and production issues during the quarter led to inventory shortages at certain locations. Consequently, out-of-pattern production was required to meet customer expectations resulting in production inefficiencies, higher freight costs and product loss during the second quarter. The Company has taken the following actions to resolve these issues:

•                  O-I has successfully restarted two previously idled furnaces, providing approximately 5 percent of additional production capacity. O-I is also leveraging its global footprint to shift inventory from other regions to support North America. Furthermore, O-I’s North American plants will run at high operating rates through the end of 2011. These actions will increase inventory levels, reduce out-of-pattern production and help meet customer demand.

•                  The Company is conducting thorough manufacturing audits of all its North American plants to identify and remediate any other potential production risks. O-I has also delayed its SAP implementation to avoid further near-term disruption to operations.

•                  O-I is enhancing its integrated production planning and forecasting capabilities in collaboration with its customers to improve the accuracy of supply chain requirements. This effort will be supported by a global change in the Company’s regional organization structure to improve communication across all functions affected by the production cycle. This new structure will provide better visibility and management of all costs associated with the manufacture and sale of glass containers.

Restructuring to Address Australia and New Zealand Market Challenges

In the second quarter of 2011, O-I faced increasingly difficult market conditions in Australia and New Zealand. The Australian dollar has continued to appreciate, reaching record levels against the U.S. dollar in the second quarter, which negatively impacted wine exports from that country. Beer consumption in Australia and New Zealand was also down as high interest and savings rates led to lower consumer disposable income. While O-I anticipated lower wine and beer bottle shipments, demand trends for these end uses deteriorated further during the course of the quarter leading to a nearly 20 percent decline in O-I’s shipments in these countries. In response to the worsening conditions, regional management reduced production to balance supply with lower demand, which resulted in unabsorbed manufacturing costs that were not anticipated entering the second quarter. In addition to continued temporary production curtailments, O-I is taking the following steps to improve long term profitability in Australia:

•                  Steve Bramlage has been named the new president of O-I’s Asia Pacific region.

•                  O-I is implementing a comprehensive restructuring plan in Australia to increase system flexibility and align its footprint to meet changing long term demand requirements. As a first step, the Company closed one machine line in Australia and a $4 million severance expense ($3 million after tax) was included as a Note 1 charge. To accommodate seasonal demand patterns, O-I will implement additional steps of its restructuring plan over the next several quarters. Initial estimates indicate the plan may result in up to $50 million of additional capital expenditures and severance costs. Cash costs may total up to $25 million in 2011. More refined estimates will be available by the end of the third quarter 2011.

Financial Highlights

The Company reported total debt of $4.340 billion and cash of $260 million at June 30, 2011. Net debt was $4.080 billion, an increase of $147 million from first quarter 2011. The increase in net debt primarily reflected $153 million of cash used for acquisitions, including the buyout of the minority partner interest in O-I’s southern Brazil operation; $52 million related to refinancing activities and dividends paid to noncontrolling interests; and $39 million of foreign currency translation. These additions to net debt were partially offset by $97 million of free cash flow. Available liquidity as of June 30, 2011, was $631 million under the Company’s global revolving credit facility.

In May, the Company announced a new $2 billion bank credit agreement. The new agreement, which matures in May 2016, is comprised of $1.1 billion in term loans and a $900 million revolving credit facility. Proceeds from borrowings under the new credit agreement were used to repay and terminate the previous credit agreement scheduled to mature in June 2012. With the term loan proceeds, as well as cash on hand, O-I also redeemed more than $700 million of higher cost 6.75 percent senior notes scheduled to mature in 2014. O-I expensed $24 million after tax for note repurchase premiums and the write-off of finance fees related to the repaid debt, both of which were reported as a Note 1 charge.

Net interest expense increased $16 million (excluding the Note 1 charge related to the repaid debt) from the prior year as a result of additional borrowings last year used to fund acquisitions. Corporate retained expense increased $1 million from the prior year, reflecting the net effect of $11 million of higher marketing and pension expenses and a $10 million reduction of long and short term management incentive compensation expense.

Asbestos-related cash payments during the second quarter of 2011 were $35 million, compared to $43 million in the second quarter of 2010. New lawsuits and claims filed during the first six months of 2011 were approximately 7 percent lower than the same period last year. The number of pending asbestos-related lawsuits and claims was approximately 5,700 as of June 30, 2011, down from approximately 5,900 at the end of 2010.

Business Outlook

Commenting on the Company’s outlook, Stroucken said, “We remain committed to our key strategic priorities of operational excellence, strategic and profitable growth, marketing glass, and innovation and technology. While all of these strategies are essential to our future success, we are refocusing our attention on operational excellence for the immediate future in light of recent challenges. We fully expect the actions we are taking in North America and Asia Pacific will strengthen our operating performance in those markets. As we focus on our core operations, we anticipate little additional acquisition activity during the second half of 2011.”

Stroucken continued, “Looking to the third quarter of 2011, earnings should benefit from higher shipment levels. Likewise, manufacturing costs are expected to improve over the course of the quarter as we address the challenges in North America and Asia Pacific. We expect third quarter 2011 adjusted earnings per share will improve from second quarter results, but earnings will likely lag prior year third quarter adjusted earnings as we focus on fully restoring operating performance levels. We are adjusting our previous 2011 free cash flow target of $300 million given potential restructuring costs in Australia, the need to rebuild inventory levels in North America to avoid future supply chain issues, and capital investments to expand capacity in South America. We now expect full year 2011 free cash flow of between $200 and $250 million.”

Note 1:

The table below describes the items that management considers not representative of ongoing operations.

	Three months ended June 30
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$71	$0.42	$132	$0.79
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for note repurchase premiums and write-off of finance fees	24	0.15
Charges for restructuring and asset impairment	3	0.02	8	0.05
Adjusted Net Earnings	$98	$0.59	$140	$0.84

	Six months ended June 30
	2011		2010
$ Millions, except per-share amounts	Earnings	EPS	Earnings	EPS
Earnings from Continuing Operations Attributable to the Company	$144	$0.86	$214	$1.27
Items that management considers not representative of ongoing operations consistent with Segment Operating Profit
Charges for note repurchase premiums and write-off of finance fees	24	0.15
Charges for restructuring and asset impairment	8	0.05	8	0.05
Adjusted Net Earnings	$176	$1.06	$222	$1.32

Company Profile

Owens-Illinois, Inc. (NYSE: OI) is the world’s largest glass container manufacturer and preferred partner for many of the world’s leading food and beverage brands. With revenues of $6.6 billion in 2010, the Company is headquartered in Perrysburg, Ohio, USA, and employs more than 24,000 people at 81 plants in 21 countries. O-I delivers safe, effective and sustainable glass packaging solutions to a growing global marketplace. For more information, visit www.o-i.com.

Regulation G

The information presented above regarding adjusted net earnings relates to net earnings attributable to the Company exclusive of items management considers not representative of ongoing operations and does not conform to U.S. generally accepted accounting principles (GAAP). It should not be construed as an alternative to the reported results determined in accordance with GAAP. Management has included this non-GAAP information to assist in understanding the comparability of results of ongoing operations. Management uses this non-GAAP information principally for internal reporting, forecasting, budgeting and calculating bonus payments. Further, the information presented above regarding free cash flow does not conform to GAAP. Management defines free cash flow as cash provided by operating activities less capital spending (both as determined in accordance with GAAP) and has included this non-GAAP information to assist in understanding the comparability of cash flows. Management uses this non-GAAP information principally for internal reporting, forecasting and budgeting. Management believes that the non-GAAP presentation allows the board of directors, management, investors and analysts to better understand the Company’s financial performance in relationship to core operating results and the business outlook.

The Company routinely posts important information on its Web site – www.o-i.com/investorrelations.

Forward Looking Statements

This news release contains “forward looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Forward looking statements reflect the Company’s current expectations and projections about future events at the time, and thus involve uncertainty and risk. The words “believe,” “expect,” “anticipate,” “will,” “could,” “would,” “should,” “may,” “plan,” “estimate,” “intend,” “predict,” “potential,” “continue,” and the negatives of these words and other similar expressions generally identify forward looking statements. It is possible the Company’s future financial performance may differ from expectations due to a variety of factors including, but not limited to the following: (1) foreign currency fluctuations relative to the U.S. dollar, (2) changes in capital availability or cost, including interest rate fluctuations, (3) the general political, economic and competitive conditions in markets and countries where the Company has operations, including uncertainties related to the economic conditions in Australia and New Zealand, the expropriation of the Company’s operations in Venezuela, disruptions in capital markets, disruptions in the supply chain, competitive pricing pressures, inflation or deflation, and changes in tax rates and laws, (4) consumer preferences for alternative forms of packaging, (5) fluctuations in raw material and labor costs, (6) availability of raw materials, (7) costs and availability of energy, including natural gas prices, (8) transportation costs, (9) the ability of the Company to raise selling prices commensurate with energy and other cost increases, (10) consolidation among competitors and customers, (11) the ability of the Company to acquire businesses and expand plants, integrate operations of acquired businesses and achieve expected synergies, (12) unanticipated expenditures with respect to environmental, safety and health laws, (13) the performance by customers of their obligations under purchase agreements, (14) the Company’s ability to further develop its sales, marketing and product development capabilities, (15) the Company’s ability to resolve its production and supply chain issues in North America, (16) the Company’s success in implementing necessary restructuring plans, and (17) the timing and occurrence of events which are beyond the control of the Company, including any expropriation of the Company’s operations, floods and other natural disasters, and events related to asbestos-related claims. It is not possible to foresee or identify all such factors. Any forward looking statements in this document are based on certain assumptions and analyses made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. While the Company continually reviews trends and uncertainties affecting the Company’s results of operations and financial condition, the Company does not assume any obligation to update or supplement any particular forward looking statements contained in this news release.

Conference Call Scheduled for July 28, 2011

O-I CEO Al Stroucken and CFO Ed White will conduct a conference call to discuss the Company’s latest results on Thursday, July 28, 2011, at 8:30 a.m., Eastern Time. A live webcast of the conference call, including presentation materials, will be available on the O-I Web site, www.o-i.com/investorrelations, in the Presentations & Webcast section.

The conference call also may be accessed by dialing 888-733-1701 (U.S. and Canada) or 706-634-4943 (international) by 8:20 a.m., Eastern Time, on July 28. Ask for the O-I conference call. A replay of the call will be available on the O-I Web site, www.o-i.com/investorrelations, for 90 days following the call.

Contacts:	O-I, Erin Crandall, 567-336-2355 – Investor Relations
O-I, Stephanie Johnston, 567-336-7199 – Corporate Communications

Copies of O-I news releases are available on the O-I Web site at www.o-i.com or at www.prnewswire.com.

O-I’s third-quarter 2011 earnings conference call is currently scheduled for Thursday, October 27, 2011, at 8:30 a.m., Eastern Time.

# # #

OWENS-ILLINOIS, INC.

Condensed Consolidated Results of Operations

(Dollars in millions, except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010

Net sales	$1,959	$1,670	$3,678	$3,216
Manufacturing, shipping, and delivery expense	(1,604)	(1,287)	(2,990)	(2,534)

Gross profit	355	383	688	682

Selling and administrative expense	(146)	(123)	(288)	(243)
Research, development, and engineering expense	(18)	(15)	(34)	(29)
Interest expense (a)	(100)	(60)	(176)	(116)
Interest income	3	4	6	8
Equity earnings	19	13	33	26
Royalties and net technical assistance	3	4	8	8
Other income	2	2	4	3
Other expense (b)	(8)	(14)	(26)	(22)

Earnings from continuing operations before income taxes	110	194	215	317

Provision for income taxes	(32)	(51)	(60)	(83)

Earnings from continuing operations	78	143	155	234

Earnings from discontinued operations	2	12	1	15

Net earnings	80	155	156	249

Net earnings attributable to noncontrolling interests	(7)	(14)	(11)	(23)

Net earnings attributable to the Company	$73	$141	$145	$226

Amounts attributable to the Company:
Earnings from continuing operations	$71	$132	$144	$214
Earnings from discontinued operations	2	9	1	12
Net earnings	$73	$141	$145	$226

Amounts attributable to noncontrolling interests:
Earnings from continuing operations	$7	$11	$11	$20
Earnings from discontinued operations		3		3
Net earnings	$7	$14	$11	$23

Basic earnings per share:
Earnings from continuing operations	$0.43	$0.80	$0.87	$1.29
Earnings from discontinued operations	0.01	0.06	0.01	0.07
Net earnings	$0.44	$0.86	$0.88	$1.36

Weighted average shares outstanding (000s)	163,633	163,501	163,494	165,431

Diluted earnings per share:
Earnings from continuing operations	$0.42	$0.79	$0.86	$1.27
Earnings from discontinued operations	0.01	0.06	0.01	0.07
Net earnings	$0.43	$0.85	$0.87	$1.34

Diluted average shares (000s)	166,271	166,459	166,193	168,555

(a)

Amount for the three and six months ended June 30, 2011 includes charges of $25 million ($24 million after tax) for note repurchase premiums and the write-off of finance fees related to debt that was repaid prior to its maturity. The aftertax effect of this charge is a reduction in earnings per share of $0.15.

(b)

Amount for the three months ended June 30, 2011, includes charges of $4 million ($3 million after tax amount attributable to the Company) for restructuring. The effect of this charge is a reduction in earnings per share of $0.02.

Amount for the six months ended June 30, 2011, includes charges of $12 million ($8 million after tax amount attributable to the Company) for restructuring. The effect of this charge is a reduction in earnings per share of $0.05.

Amount for the three and six months ended June 30, 2010 includes charges of $8 million (pre tax and after tax amount attributable to the Company) for restructuring and asset impairment. The effect of these charges is a reduction in earnings per share of $0.05.

OWENS-ILLINOIS, INC.

Condensed Consolidated Balance Sheets

(Dollars in millions)

	June 30,	Dec. 31,	June 30,
	2011	2010	2010
Assets
Current assets:
Cash and cash equivalents	$260	$640	$648
Short-term investments, at cost which approximates market			1
Receivables, less allowances for losses and discounts	1,322	1,075	1,076
Inventories	1,065	946	856
Prepaid expenses	104	77	69
Assets of discontinued operations			78

Total current assets	2,751	2,738	2,728

Investments and other assets:
Equity investments	330	299	106
Repair parts inventories	156	147	133
Prepaid pension	63	54	41
Deposits, receivables, and other assets	711	588	494
Goodwill	2,957	2,821	2,222
Assets of discontinued operations			36

Total other assets	4,217	3,909	3,032

Property, plant, and equipment, at cost	7,416	7,016	6,231
Less accumulated depreciation	4,240	3,909	3,633

Net property, plant, and equipment	3,176	3,107	2,598

Total assets	$10,144	$9,754	$8,358

Liabilities and Share Owners’ Equity
Current liabilities:
Short-term loans and long-term debt due within one year	$371	$354	$272
Current portion of asbestos-related liabilities	170	170	175
Accounts payable	985	878	791
Other liabilities	666	677	656
Liabilities of discontinued operations			25

Total current liabilities	2,192	2,079	1,919

Long-term debt	3,969	3,924	3,228
Deferred taxes	234	203	160
Pension benefits	564	576	534
Nonpension postretirement benefits	259	259	264
Other liabilities	398	381	262
Asbestos-related liabilities	238	306	233
Liabilities of discontinued operations			15
Share owners’ equity:
The Company’s share owners’ equity:
Common stock	2	2	2
Capital in excess of par value	2,986	3,040	3,047
Treasury stock, at cost	(410)	(412)	(414)
Retained earnings	227	82	355
Accumulated other comprehensive loss	(672)	(897)	(1,452)

Total share owners’ equity of the Company	2,133	1,815	1,538
Noncontrolling interests	157	211	205

Total share owners’ equity	2,290	2,026	1,743

Total liabilities and share owners’ equity	$10,144	$9,754	$8,358

OWENS-ILLINOIS, INC.

Condensed Consolidated Cash Flows

(Dollars in millions)

	Three months ended		Six months ended
	2011	2010	2011	2010
Cash flows from operating activities:
Net earnings	$80	$155	$156	$249
Earnings from discontinued operations	(2)	(12)	(1)	(15)
Non-cash charges:
Depreciation	107	86	208	175
Amortization of intangibles and other deferred items	4	7	9	13
Amortization of finance fees and debt discount	8	6	16	9
Restructuring	4	8	12	8
Other	27	33	61	81
Asbestos-related payments	(35)	(43)	(68)	(77)
Cash paid for restructuring activities	(9)	(12)	(13)	(31)
Change in non-current operating assets	(17)	(14)	(42)	(25)
Change in non-current liabilities	(20)	(17)	(37)	(30)
Change in components of working capital	30	(64)	(209)	(208)
Cash provided by continuing operating activities	177	133	92	149
Cash provided by discontinued operating activities	2	17	2	25
Total cash provided by operating activities	179	150	94	174
Cash flows from investing activities:
Additions to property, plant, and equipment - continuing	(80)	(139)	(153)	(235)
Additions to property, plant, and equipment - discontinued		(1)		(1)
Acquisitions, net of cash acquired	(153)		(147)	(26)
Cash utilized in investing activities	(233)	(140)	(300)	(262)
Cash flows from financing activities:
Additions to long-term debt	1,446	690	1,451	690
Repayments of long-term debt	(1,634)	(486)	(1,644)	(490)
Increase (decrease) in short-term loans - continuing	93	43	61	(7)
Decrease in short-term loans - discontinued		(1)		(1)
Net receipts (payments) for hedging activity	3	10	(9)	22
Payment of finance fees	(18)	(18)	(18)	(18)
Dividends paid to noncontrolling interests	(13)	(17)	(31)	(22)
Treasury shares purchased		(55)		(199)
Issuance of common stock and other		2	2	3
Cash provided by (utilized in) financing activities	(123)	168	(188)	(22)
Effect of exchange rate fluctuations on cash	7	(17)	14	(20)
Increase (decrease) in cash	(170)	161	(380)	(130)
Cash at beginning of period	430	521	640	812
Cash at end of period	260	682	260	682
Cash - discontinued operations		34		34
Cash - continuing operations	$260	$648	$260	$648

OWENS-ILLINOIS, INC.

Consolidated Supplemental Financial Data

(Dollars in millions)

	Three months ended		Six months ended
	2011	2010	2011	2010
Net sales:
Europe	$887	$716	$1,585	$1,384
North America	506	516	969	960
South America	302	207	571	382
Asia Pacific	246	223	508	473

Reportable segment totals	1,941	1,662	3,633	3,199

Other	18	8	45	17

Net sales	$1,959	$1,670	$3,678	$3,216

Segment Operating Profit (a):

Europe	$107	$104	$178	$160
North America	56	87	115	150
South America	53	49	98	86
Asia Pacific	9	31	33	68

Reportable segment totals	225	271	424	464

Items excluded from Segment Operating Profit:
Retained corporate costs and other	(14)	(13)	(27)	(31)
Restructuring	(4)	(8)	(12)	(8)

Interest income	3	4	6	8
Interest expense	(100)	(60)	(176)	(116)
Earnings from continuing operations before income taxes	$110	$194	$215	$317

The following notes relate to Segment Operating Profit:

(a)

Segment Operating Profit consists of consolidated earnings before interest income, interest expense, and provision for income taxes and excludes amounts related to certain items that management considers not representative of ongoing operations as well as certain retained corporate costs.

The Company presents information on Segment Operating Profit because management believes that it provides investors with a measure of operating performance separate from the level of indebtedness or other related costs of capital. The most directly comparable GAAP financial measure to Segment Operating Profit is earnings before income taxes. The Company presents Segment Operating Profit because management uses the measure, in combination with net sales and selected cash flow information, to evaluate performance and to allocate resources.

A reconciliation from Segment Operating Profit to earnings from continuing operations before income taxes is included in the tables above.